Exhibit 99.1

Final Transcript

Conference Call Transcript

TDW—Q4 2007 Tidewater Earnings Conference Call

Event Date/Time: Apr. 26. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater Inc.—Chairman, President, CEO

Keith Lousteau

Tidewater Inc.—EVP, CFO

Steve Dick

Tidewater Inc.—EVP

Jeff Platt

Tidewater Inc.—EVP

CONFERENCE CALL PARTICIPANTS

Jim Crandell

Lehman Brothers—Analyst

Pierre Conner

Capital One—Analyst

Victor Marchon

RBC Capital—Analyst

David Bernstein

Analyst

Daniel Burke

Johnson Rice—Analyst

Judson Bailey

Jefferies & Co.—Analyst

Ian Macpherson

Simmons & Co.—Analyst

PRESENTATION

Operator

Good morning. My name is Detta, and I will be your conference operator today. At this time I would like to welcome everyone to the fiscal 2007 fourth quarter earnings conference call. (OPERATOR INSTRUCTIONS). Now I would like to turn the conference over to Mr. Dean Taylor, Chairman, President and CEO. Thank you. Mr. Taylor, you may begin your conference.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Good morning everyone and welcome to the Tidewater fiscal 2007 fourth quarter earnings conference call. I’m Dean Taylor, our Chairman, President and CEO, and I will be hosting the call this morning. With me today are Keith Lousteau, our Executive Vice President and CFO; Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations officer; Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions; Cliff Laborde, our Executive Vice President and General Counsel; and Jeff Platt, Executive Vice President in charge of day-to-day marine operations.

We will follow our usual format this morning. I will start with some comments about our just released fourth quarter and full year fiscal 2007 earnings. Following my remarks I will turn the call over to Keith for a detailed review of the numbers, as well as a status report on our new build and vessel replacement programs. I will then return with a discussion of our view of our markets and a review of our strategy. We will then open the call for questions.

At this point, Keith, please read our Safe Harbor statement, and then we can get started.

Keith Lousteau — Tidewater Inc. — EVP, CFO

During today’s conference call, Dean, I, and other Tidewater management, we may make certain comments which are not statement of historical facts and thus they constitute forward-looking statements. I know you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comments we may make today. Back to Dean.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

With the formalities out of the way, let’s look focus on our safety record and the earnings we reported earlier this morning. First, let me touch on a difficult situation. Last year as you may know, Tidewater recorded the best safety performance in its 51 year history. We had but two the lost time accidents. And our total recordable incident rate was 0.15 for 200,000 man hours, a leading effort in any industry.

We’re constantly focused on safety. It is the first thing that we start with every day. Nevertheless, over the past couple of weeks in the very first month of our new fiscal year we experienced two separate incidents that resulted in the deaths of two of our employees, which deeply saddens us.

These incidents are an all too painful reminder of the everyday risks inherent in our industry. For a better part of many years we have successfully managed these risks, but in these two incidents they were not. These incidents inspire us to redouble our efforts to conduct our operations safely in what is a very challenging and unstable oilfield operating environment. Our sincerest condolences go out to the families of our friends and co-workers.

Also this morning we released information relating to our operations in Nigeria, an investigation that has been initiated by the Company’s management and audit committee. We’re in the early stages of the process, and have published what we can for the time being.

Now let’s turn to financials for the fourth quarter ended March 31. We earned $87.6 million, equal to $1.56 per share, on revenues of $293.5 million. Those results brought our full year net earnings to $356.6 million, or $6.31 per share, and our fiscal 2007 revenues to just over $1.1 billion. On a comparative basis our fourth quarter operating profit increased 43% over 2006, while our revenues increased 19%.

For all of fiscal 2007 revenues advanced 28% over 2006, and our net earnings increased 51%. Included in 2007’s annual results was an after-tax gain from the sale of 14 offshore tugs of roughly $21 million, or $0.37 per share that recognized and reported to you in our second and third fiscal quarters.

Additionally, in the fourth quarter we had to accrue an additional charge for the United Kingdom Merchant Marine officers pension plan. You may remember this happened to us last year. Unfortunately, we have no control over either the charge or the timing, as it is levied against all international vessel operating companies that employ or have employed British Merchant Marine officers. We did however, benefit in the fourth quarter from a lower insurance expense. Keith will walk you through all the details of these various onetime events during his presentation.

The bottom line is that we had a great fourth quarter and fiscal 2007. Industry conditions have been very strong. And as you may be appreciating, we have been positioned Tidewater to benefit from them. Our year-over-year fleet utilization was up nearly 10% in 2007. Importantly, our deepwater vessels experienced utilization rates in the high 90% range, and dayrates for the fleet were also higher by almost 22%.

Both measures were enhanced by the increase in the number of new vessels in our fleet. Over the past five years we have transitioned from a company with an old fleet, to one with the largest fleet of new vessels in the industry, from 109 new vessels. We are beginning to reap the benefits of the $2 million we have invested in new vessels in our recent construction and acquisition program. We’re confident that they will continue to pay dividends for shareholders in the future. We will talk more about that later.

For all of fiscal 2007 we reported the best year in the history — in our history in terms of both revenues and net earnings. Those results did not materialize from thin air. They represent the culmination of our recent efforts to execute on our strategic plan by renewing and upgrading our fleet to be better positioned to service the growing international marine transportation needs of our new and long-standing clients.

Equally important, these results also reflect the dedication and hard work of our 7000 worldwide employees, who worked tirelessly this year to secure and execute on profitable contracts. I would like to take this opportunity to salute their outstanding performance.

Now I will ask Keith to walk you through the numbers. And then I will come back to give you a little color about where we are and where we see Tidewater heading.

Keith Lousteau — Tidewater Inc. — EVP, CFO

A little bit of housekeeping here. As Dean said, we did release two separate press releases this morning. We will be filing two Form 8-Ks later in the day with the SEC. But you’ll notice that those will be nothing more than a rehash of the press releases that did go out this morning.

Although it has been our historical practice and our historical desire to file either 10-Qs or 10-Ks concurrent with our conference call, in corporate America that is becoming more and more difficult. Auditors are demanding more time before they sign off. And in this year, as we did I’m afraid at last year end, we’re announcing earnings today. We give you an expanded press release. We are targeting filing of our Form 10-K not until probably mid to late May. So the information you have today in the press release is the information that you’re going to have available to you. The balance of the 10-K, as I said, is going to be delayed until mid May to the end of May. And a lot of that revolves around the new Sarbanes requirements for two audits at the same time. The PCA will be looking over the shoulders of our auditors, who now have to do a lot more documentation. So much for that.

As Dean mentioned, today we’re closing out the fiscal year. We reported to you net earnings for the year of $6.31. I don’t generally like to comment too much on year-over-year numbers. I think in a rising market, in a cyclical business such as ours, quarter to quarter analysis are much more meaningful as to the status of the nature of Tidewater and where we are going on a financial basis. I do like to repeat his comment that revenue for last year exceeded $1 billion. That is billion with a b. That is a new term for us, and we are certainly glad to be at that level.

One of the things, once again, I dislike doing because I think vessel sales are a part of our ongoing operation, but the final comment on the fiscal year of ‘07 versus ‘06. If one were to factor out gain on sales from both years, just entirely take it out, year-on-year gain ‘07 versus ‘06, our earnings would have been up a whopping 87.4% for the year. So obviously an indication that the new fleet that we’ve got in the world that we’re working in, the economics are — we have had a quite impressive year, if one wants to use ‘06 as the gauge in looking at.

Looking at the quarter, and once again as I look at the quarter, I think the story of the quarter from Tidewater’s perspective is one of revenue. And then, as I get into it later, the significance of our new build fleet that we have ongoing at the moment.

We’re reporting marine revenues of being up 2.35% in the quarter. We’re reporting marine revenues of $287 million. I have to once again, because we always try and remind everybody, that last quarter we had 92 days of vessel operations. This quarter we had 90 days. So we effectively already start the quarter down by about 2.5% on revenue days, or over $6 million. As revenue for the quarter was up about $6 million, or $7 million, on its own, plus what we lost last quarter, we think from a revenue perspective we had a quite strong quarter.

The tax rate, basically unchanged. We had been projecting since the last quarter a rate of 21%. I think for this quarter it rounded in at about 20.5, but basically an unchanged number.

As I’m here, I guess, I would give guidance for the next fiscal year and for the June quarter. I think a number somewhere in the 19% range is what should be utilized in trying to estimate or gauge where you think Tidewater’s earnings may come in for the next quarter and for the next year.

G&A costs for the quarter were up about $1 million from the previous quarter. Once again, a category that has had some creep in it over the last few years. And something that is directly tied to the expensing of options — stock options, the restricted shares, some of those items that have been increased. And we had some professional fees in the fourth quarter.

I would guide $25.5 million and $26 million again for the June quarter in regard to that item. That item to be fairly stable. A gain on sales of 2.8 had no unusual activity in it. In fact, I have a note here that during the year we actually disposed of 68 vessels. We sold 48 vessels, and we scrapped 18. So when we talk of a gain on sale from quarter to quarter, I think we would all have to agree that sale of vessels is a routine activity, and one of Steve Dick’s more challenging activities here at the moment, along with finding new acquisitions.

Going back to some P&L numbers again. Sales of marine revenues were up by about 2.35%. Of significance is domestic versus international. When one looks at the nature of the press release we put out this morning, you’ll see that domestic revenues have reached a low point, a low point for a number of years. They are — 17% of our revenues for the last quarter came from the domestic activities, where 83% came from international activities. During the quarter we did move an additional five vessels overseas.

We took about the strength of Tidewater being our capability to move vessels, both domestically to international and among the international areas. In pointing that out, I would like to point out that our vessel operating profit in our fiscal year ‘06, the domestic activities made up 25% of our profitabilities. In the ‘07 year that we just completed it made up 22%. And in the quarter just completed it made up 15%. So one can see that the move of Tidewater away from domestic to what is now generally considered to be more profitable international operations is paying dividends on the bottom line.

Vessel operating costs for the quarter came in a little bit higher than — we had given guidance to expect something in the range of 127. We are reporting to you today a number of 131.5. Which I think is a fair number, even though we did have the exceptional charge during the quarter of $3.5 million for the MNOPF, the Merchant Marine pension plan there. We also during the quarter were able to book some risk management or some insurance return premiums in the fourth quarter that fairly well set that off.

I think a number of 130 to 131 would have been a fair number, with the difference being from our anticipated 127 being a little bit extra increase in our R&M during the quarter. In December we had a couple of emergency drydocks that we just had to run through.

Overall cash operating margin for the quarter came in it 54.2%. Once again, I see no concern in that. And even though the previous quarter of December of ‘06 we reported 55.8, once again I point out had the two days of additional revenue been in the quarter, operating margins would have come in at about 55.2%.

I could also statistically throw out had we not had the MNOPF charge, we would have come in at 55.4%, all pretty much in line with the previous quarters. And if one wanted to stretch it and say, had I had the two days and not had the pension charge, margins would have actually been up. They would have come in at 56.4%. So we think the story once again is the increases revenue, a little bit of a surprise on the operating costs side.

Now a little bit of guidance for the June quarter. Joe and I tried to scrub it as best we can. We think something in the 131 to 133 range for the quarter is probably where we expect to come in. And we would try and give guidance in the 132 to 133 range. We think that is fair for the quarter.

The quarter does have a large number of drydocks included in it that are expensed. And as a side note, it is a quarter that does have an unusually high number of drydocks of older vessels, which although they will not run through the P&L as an immediate expense, they will be capitalized and they will be run through effectively over a thirty month amortization.

We capitalize drydocks on vessels that are beyond their normal useful life for accounting purposes. And I would like to remind myself here in it a minute when we go over some vessels statistics, that even though those vessels, those drydocks, will not show up in operating costs next quarter, they will show up with some minor effect on vessel utilizations next quarter, because as those vessels are in the shipyard, they obviously are not out earning revenue.

We generally, in many contracts, we do earn some maintenance days. We do have some limited number of days where we go to the shipyard on some contracts under full ,revenue but that is an exception as opposed to the general rule.

One of the items I would like to point out kind of as a stand-alone number, because I think it is an outstanding number, is our number for EBITDA for the last fiscal year. I know accountants are supposed to reconcile GAAP numbers back to any other financial information they give, so I try and get around that by saying, if one makes a mathematical formula and adds earnings as we are reporting it, if you add back our interest expense as we are reporting it, and if you add back the depreciation number as we are reporting it, you come up with a factor when you add those together of $576 million for last year. Quite an astonishing number that would normally meet the definition of an EBITDA number.

Looking at some individual vessel statistics, once again for the quarter to highlight as I said, I think this is a quarter that deals with revenue, and more so even within the category of revenue the highlight is on dayrates. Last quarter we made the mention that much of our revenue increase was tied to utilization increases. Well, this quarter it is actual rates themselves.

We get into the domestic market and we look at the deepwater vessels. We are now — during the quarter we had seven vessels. We are currently down for six. We have had one of the deepwater vessels leave the Gulf and go to an international assignment. So we will pick it up here when you get to the international statistics.

But our deepwater fleet during the March quarter had an average dayrate of $28,305. That was nicely higher than the December number of $26,551. We are currently, once again for those modeling the Company, down from 7 to 6 vessels. And we are currently running around $22,900 a day, not because of a diminishment in dayrates in the Gulf, but because of the one biggest boat that left the Gulf, mathematically the average has come down.

Utilization for the quarter in the deepwater segment came in at 100%, which was the same utilization as the December quarter. And we’re still today running at about 100% on those six vessels.

Domestically in the supply — towing supply division dayrates did diminish a little bit in the December quarter. We reported an average of $12,655. Today we are reporting $12,461. And the current running rate appears to be around an average of around $11,800. And domestic, as you would anticipate, we did have some small slippage in utilization on this class of vessels. In December we had reported 59.6%, and in the December quarter we’re are reporting 55.9. Currently are we running in the 53 to 54% range.

Looking internationally when you get into the deepwater fleet there, the deepwater count on the average we operated 29 vessels last quarter. As of today we are operating 30 vessels. The December quarter, in this class we had an average dayrate of $20,206. For the March quarter we are reporting a nice increase on the average to an average dayrate of $21,893.

And today we are really glad to report that those rates continue upward to where today we are averaging around $23,750 on the 30 vessels that make up that international class. Utilization once again held very strong in that group. In the December quarter we reported 95.4%. For the March quarter we are reporting 96.7%. And effectively today we are running in the same 96 to 96.5 range.

Our other big class of vessels internationally is our supply and towing supply vessels. We averaged 215 of these vessels last quarter. Today we are running at 216. We took delivery of a new vessel. Last quarter we reported a dayrate average that averaged out at $8,682. For the March quarter we reporting a nice increase to $9,142. And today we report that that number is holding steady to where we would think today we are averaging around $9,150.

Once again utilization for the previous quarter was 79.8. Utilization for the current quarter we’re reporting on was 79.7. As I said, basically unchanged. And today we continue to run at 78 to 79%. So one can see utilization numbers have held steady international, and yet we have had some real nice dayrate increases over the two quarters.

A statistic to throw at you right here was during ‘07, in the face of what was pretty good delivery of new vessels around the world last year, we actually added a net four vessels from our stack fleet, our operating fleet last year. We took — during the year we had 11 vessels come out of the stack fleet and go to work. And we took seven that were active at the beginning of the year and sent them to the stack fleet. The concern of new vessels displacing our older vessels certainly did not come to fruition last year.

Balance sheet comments. Obviously, quite strong again. Cash, just almost at the $400 million mark. Total debt still remains at the $300 million mark. Our debt to total debt and equity ratio is 13.7%, basically unchanged from previous quarters. And on a net basis many people would look at that and say it is a net 0.

Those were the operating statistics for the quarter. All of those can be found — again, I know there are a lot of numbers there. They can be found in the press release that was put out today. That is basically where they were all taken from.

I do want to make one last comment though, and it revolves around the new vessels that we have under construction at this point in time. We have included as much of this in the press release as we could, but not as much as we would normally have in the Form 10-K itself.

At the end of the fiscal year, and you will hear a little bit more from Dean, we had 35 vessels under construction. Those 35 vessels had a total cost of $521 million. Yet to be funded was down to $374 million, the other $150 million or so already having been paid. The makeup of that fleet, I think very significant, was made up of 21 anchor handlers, 7 PSVs, and 7 other tow and crew boat, utility boat types.

Of significance here is the fact that in our fiscal year 2008, the fiscal year we’re in right now, we will be delivering 22 of these 35 vessels. I think we’ve got a real nice delivery scheduled for this year. 12 anchor handlers is will be delivered, 5 PSVs, and 5 of the others. Basically all of them will have contracts, or have contracts now. We barely come within 30 to 45 days recently of any delivery, without being able to fix one of these vessels.

The balance of the 35 will be delivered. 9 of them are in fiscal 2009. That is 7 anchor handlers and 2 PSVs. And then the end of the current commitments there get delivered in 2010 where we have 4 vessels, which are made up of 2 anchor handlers and 2 of the others.

Cash commitments in the ‘08 fiscal year equate to about $237 million. Of the $374 million remaining to be paid, as I mentioned, $237 million is scheduled for payment this fiscal year. And that is made up of about $96.7 million in the current June quarter. The September quarter we have scheduled $44.5 million. The December quarter we have scheduled about $56.6 million. And then the March quarter we have about $39 million left to be paid for the vessels that will be delivered this year. And the balance of $137 million after this fiscal year stretches out mostly into the 2009.

Once again, I think Dean will have a further comment, but financial commitments made since that date through yesterday were — we have committed to another eight vessels since that point in time, for an additional financial commitment of $152 million. None of which, or very little of which, perhaps 10 to 15, will fall into the current fiscal year. The balance of it will go out, as those boats are all scheduled for delivery in late calendar ‘08 and into the early 09.

For the June quarter to try and help a little bit, I said we will have what the 22 vessels scheduled for delivery this year. In the June quarter we’re going to have one International Anchor Handling delivered and three of the offshore tugs. The September quarter will be a nice delivery where we will have two deepwater international vessels delivered, and three of the international supply — towing supply vessels. The December quarter will have eight of those vessels delivered. And in the March quarter we will have the other five. So over the course of this year it will be four vessels in the June quarter, five in the September quarter, eight in the December quarter, and five again in the March quarter.

One additional final set of comments, because I think the new build program at the moment, is at the highest level of significance to Tidewater financial as it has ever been. You heard Dean mention earlier that our new build program to date has totaled 109 vessels. Well, that 109 vessels is made up of 65 deepwater and supply, towing supply vessels, and 44 crew boats and tugs. Those 65 deepwater and supply, towing supply vessels are currently making up about 90% of the profitability. In fact the whole fleet of new vessels, the whole 109 are bringing to us. So it is obvious to see — it is quite easy to see that those 65 deepwater boats are the most significant pieces of equipment in our new build program.

Of the 35 plus 8 that I just gave to you this morning, the 43 vessels we have under commitment, 36 of those fall into this category of either deepwater or supply, towing supply. So over the next 12 months significant additions. Over the next 24 to 30 months really significant commitments of 36 additional into a class of 65. You can see that an over 50% increase in the earnings capacity of that fleet of vessels is on the drawing board, under contract, and is being constructed as we sit here.

I will be available to answer any questions or go back through some of these, but I’m going to turn it back over to Dean now.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Now that you have the financial details and some perspective on our vessel new building program, let me give you a broader view of where we believe we are, and where we’re heading. For most of you, the fleet renewal program has been a constant theme in our presentations for the past few years. As Keith just mentioned, we have 35 new build under contract as of March 31, 2007. We remain committed to further expanding our fleet with even more new vessels. In fact, as Keith just noted, we have already contracted for an additional eight vessels, four deepwater and four PSVs, for a total cost — a total commitment of $152 million to be constructed or acquired.

We are adding vessels not only to replace and eventually grow the earning power of our fleet of older vessels, but also to satisfy the demands of our clients in both deepwater and international markets that require larger and more powerful ships. As always we remain committed to meeting our customers’ needs. To do that we are prepared to continue to invest between $300 million and $500 million a year in new vessels for the next few years, if not longer, including the purchase of some vessels already on the worldwide orderbook.

As we continue to renew our fleet, I would imagine then that you may be concerned about the potential of over building, undermining the profitability of our industry. My belief is that it is unlikely that all the announced new build vessels will be built as advertised. And that the potential for timing mismatches between new rigs and new boats is not as great as some may believe.

Due to Tidewater’s global footprint, we should be in a better position to deal with any mismatches or over capacity should they occur. That is an advantage of being the world’s largest and most financially sound offshore vessel operator.

Some of you may also be wondering about our financial strategy. With a low 14% debt to total cap ratio and no net debt, Tidewater may appear grossly underlevered. That begs the question of what we’re going to do with our large cash balance and strong cash flow. Building new vessels and buying new ships under construction are two potential uses for the cash. We continue to look at every possible marine company acquisition as well, but so far have not found the right acquisition at the right price at the right time for us. Rest assured, however, we’re prepared to move if the time, price and opportunity are right.

We also are focused on utilizing our balance sheet strength and cash flow to return value to shareholders. At the present time we have an annual dividend of $0.60 per share, which our Directors review every quarter. You may have noticed that we didn’t buy any shares in the past two quarters. But that was due to our decision to stand back while we considered several transactions.

We also have $118 million left under our Board authorized share repurchase program. I would like to assure you that when we can and when we think that the investment is the best use of our cash, we will again actively repurchase shares.

We’re also looking at various other actions and steps that we can take to improve our share price and our return to shareholders. As we look forward, although there has been some softness in the Gulf of Mexico, we have not experienced any significant weakness. We’re still taking advantage of opportunities to move domestic vessels into international markets where the overall contract terms and profitability are better. As Keith said, during the March quarter we moved another five vessels internationally, bringing the total for the year to 16 vessels moved from the domestic to the international markets.

I’m sure you’re beginning to appreciate the Gulf of Mexico is no longer the dominant driver of our financial results. Yes, we did experience a 50% year-over-year domestic off an improvement last year, but domestic operations only accounted for about 20% of our total profitability in 2007. Plain and simple, we are an international company.

The outlook is that international offshore activity will be the primary driver for our earnings for years to come. All industry trends point to further growth in international markets, and we are uniquely positioned to profit from it.

With that, let me open the line for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jim Crandell, Lehman Brothers.

Jim Crandell — Lehman Brothers — Analyst

The first question is, I think, I forgot how long it was ago, but a couple of quarters ago, Steve was reassigned to focus on acquisition opportunities. And I took that to mean a much higher priority on them. Can you give us an update, Steve or Dean, on your efforts here in recent months, and what you’re encountering out there in the marketplace?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

I will give a general overview. Steve will give the specifics. But in general it is — one of the reasons I’m a little distressed we haven’t bought more of our shares in the last couple of quarters is — it appeared to me in the last couple of quarters that our shares were probably as good an investment as we can make, other than some of the vessel acquisitions that we were making in ones and twos.

But we had some — we were looking at some things. We had some knowledge that the market didn’t have, so we had to block ourselves out of the market to buy our shares. And in general, I think that the opportunities for buying companies are tough right now. The opportunity for buying some ships that are presently under construction are better. But Steve, why don’t you fill it out.

Steve Dick — Tidewater Inc. — EVP

There is — and I have been tasked with doing that. There has been some opportunities that have come along, and we have taken a look at them. But again, as Dean says, the right price, the right time, the right opportunity. That really hasn’t developed very much, or it was the type of equipment that it really didn’t fit our portfolio very well. But we continue to look at them.

There is — there seems to be a number of companies in the Far East that are kind of looking to do something else, but they really haven’t decided what that is. So it is — the opportunity that I think we’re looking for really hasn’t come along yet, and we’re just going to keep looking.

Jim Crandell — Lehman Brothers — Analyst

The second question I have is, Dean, would you characterize the supply vessel business today for the newer vessels as still generally a shortage of equipment out there? And is there any segment of the market, other than the shallow water U.S. Gulf, or geography that is not showing continuous improvement in the market?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Jeff, why don’t you take that.

Jeff Platt — Tidewater Inc. — EVP

To answer your first part of your question, there is a — today we could use some additional equipment. I think the market is under number of vessels that are required on the new modern vessels across the board. And that spans some of the very large new equipment and some of the more sophisticated, the smaller 220s, even with the DP vessels. Anchor Handling is the same thing. New equipment is in short supply.

And to answer your second question, a little softness on the shelf and the Gulf of Mexico, but other than that in all of our other operating areas activity has been very strong, and continues to be strong.

Jim Crandell — Lehman Brothers — Analyst

That is it for me. Nice job, Dean.

Operator

Pierre Conner, Capital One.

Pierre Conner — Capital One — Analyst

Nice results. Dean, actually following up a little on that, a question for you and Steve. Steve working hard to look for acquisition opportunities. What would your thought be about a strategy of a JV? We saw some of that on the drilling rig side, where you might be able to operate at a better margin and for someone else’s equipment?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

I don’t know if I should take exception to Steve working hard or not. (inaudible). Just kidding. Joe gets mad at me every time I say something like, we look at everything except moving white powder. But we look at a lot of stuff. And I was reading on the Yahoo website this morning there were three or four comments about what a conservative management team we have here. That may be part of our problem. We look at a lot of stuff. And we had a couple of opportunities last quarter, and we naturally just passed on them. And we would look at under the right circumstances at the right price and at the right time. With that being said, Steve, why don’t you go ahead?

Steve Dick — Tidewater Inc. — EVP

These opportunities — and some of the JVs — and we do look at some of those. Finding a good one is pretty tough, and finding — and trying to get to work something out where it is really of mutual benefit to everybody is — there are JVs and then there are JVs. So finding the one that makes the most sense certainly takes a little time.

Keith Lousteau — Tidewater Inc. — EVP, CFO

It is Keith. You have to appreciate that joint ventures we look at, but it would be almost impossible for us to do a joint venture with another public company. Tidewater operating almost 400 vessels around the world, we would be stepping into a terrible conflict of interest if we were to be operating two separate fleets to the benefit of two separate sets of stockholders.

On a private basis, we could form a joint venture. But just think if we had a joint venture with another public company. What boat do you bid in Nigeria this week? My boat, your boat, that kind of stuff. If you’ve got a package for a customer and you want to throw in one as kind of a price leader to get the other two or three, which company’s boat do you throw in?

A joint operating agreement, or a joint operating arrangement, with another public company is going to, from my perspective, would create an awful lot of conflict of interest type operational problems that I would like to see us stay away from if at all possible.

Steve Dick — Tidewater Inc. — EVP

But I will qualify, all of that can be done.

Pierre Conner — Capital One — Analyst

Okay.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

It just depends upon the partner, the equipment. It is all workable, but it is not nearly as simple as some people would think.

Pierre Conner — Capital One — Analyst

I understand. Just looking for an opportunity to begin to break some of the log jam.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Unfortunately though, we are in a business that is so fragmented as compared to the drillers. I think we have about 700 competitors worldwide in some fashion. And the drillers really don’t have nearly as much competition in general terms. So that may mean we actually may have more opportunity for JVs, because there is so many out there. By the same token, we are in an awfully fragmented business.

Pierre Conner — Capital One — Analyst

I understand. I appreciate that perspective on the topic. One for Jeff, and then follow-up on Keith. Jeff maybe, or Dean can step in. Can you generally quantify the number of longer-term contracts that you had roll over during the quarter in your international towing supply, supply or international deepwater? In other words, what benefit did we get from the rate increase of basically rolling longer-term contracts into a sequentially stronger market?

Jeff Platt — Tidewater Inc. — EVP

To give you a number or a percentage, we don’t really have that. I don’t have that. But I can tell you that on every one of the rollovers — and I’m drinking hear without exception, we had good rate increases. And again, we are seeing terms that — with getting the options to be mutual. We’re getting some of the onerous conditions, terms and conditions out of the contracts, more favorable to us. So in general as those flip overs came, it was good news for us. I can’t tell you what the percentage — whether we have or not. And it is just a continuous — of the number of vessels we have just going continuously.

Pierre Conner — Capital One — Analyst

It would be fair to say that we’re not at an abnormally high number of rollovers during the last quarter, that you guys — just so sort of your normal rolling new contracts?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Right. We figured some time ago that the average international contract was about five quarters. I would say it is probably about six quarters now. Because we are continuing to see people look for more term, ex the North Sea. But we are hardly in the North Sea. So the terms are little bit longer, but I don’t think there was anything unusual last quarter that we would not see on a go forward basis, at least for the immediate future.

Pierre Conner — Capital One — Analyst

Then the last for Keith. Just the Merchant Navy officers pension fund number, did not show up in the crew cost or in the other?

Keith Lousteau — Tidewater Inc. — EVP, CFO

It shows up in the wages line.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Crew cost.

Keith Lousteau — Tidewater Inc. — EVP, CFO

Crew cost, wages and benefits go in there.

Pierre Conner — Capital One — Analyst

Maybe I need somebody else to manage that money. Last, Keith, were there any costs associated in the quarter with these relocations that you all had to absorb, or were the customers picking up those contracts, paying for the relocations of the vessels that moved out of the Gulf?

Jeff Platt — Tidewater Inc. — EVP

Most of the cost are picked up by the customers right now. We’re not getting, for instance, full dayrate on some of the loads. We get partial dayrates in some cases. But for the most part most of the cost are being picked up.

Keith Lousteau — Tidewater Inc. — EVP, CFO

The economics are the costs are being picked up by the customer. The accounting is that mobilization revenue goes in revenue line, and the cost of mobilization goes in the operating cost line, which kind of squeezes your margins, because they generally come in closer to a breakeven with a small profit. But operating cost is influenced by the cost of moving those boats oversees, even though there is no economic cost to us.

Pierre Conner — Capital One — Analyst

That is what I was looking for. Gentlemen, that is great information again. Good results. I will let some other guys ask questions.

Operator

Victor Marchon, RBC Capital.

Victor Marchon — RBC Capital — Analyst

The first question I have is just on the international business on the pricing side. I just want to see if you could break down a little bit any region that you’re seeing particular strengths on the pricing side, or is it pretty much across the board?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

We don’t want to explain all of our competition to go to any one particular place, but in general I would say the world market is strong. There is hardly any area that is much stronger than another. Clearly, if you look at where the rigs are going, that would give you a pretty good indication of where the activity is. The rigs have been going to the Middle East. Some have been going to West Africa. Some have been going to South America, but they are going everywhere. They are going to Southeast Asia. So in general it is pretty strong, and there’s hardly an area where there is much weakness. Some areas you have a little bit more local competition than others. Rates suffer some for that, but in general the markets as strong almost worldwide.

Victor Marchon — RBC Capital—Analyst

Second question, Dean, on the eight commitments that you guys recently signed up, are they all new builds or are they some that you guys are buying that are on the orderbooks from others?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Steve, go ahead.

Steve Dick — Tidewater Inc. — EVP

It is a combination of both of those. Four of them are orders there were placed with someone by someone else that we are taking order — taking over. And the others are being built. We went back to the same shipyard and placed some repeat orders. And they are — they will be under construction. They haven’t started construction yet.

Victor Marchon — RBC Capital — Analyst

I’m sorry if you said this, but what are the deliveries for those eight, the timing?

Steve Dick — Tidewater Inc. — EVP

On four of them it is December ‘08, and then August of ‘09. And then the other ones are — I think they all ‘09 deliveries — the last four, the PSVs.

Victor Marchon — RBC Capital — Analyst

The last one I had was just a maintenance question on CapEx. That you guys gave your commitments for each quarter this year on the new builds. I want to just get a total CapEx number that we could be using for fiscal ‘08.

Keith Lousteau — Tidewater Inc. — EVP, CFO

The numbers we gave you, I would suggest you add about $10 million a quarter for capitalizable maintenance. And in this particular quarter, you might add — I think we’re taking final delivery of our aircraft, and there’s about an $8 million commitment left on that piece of equipment. So in the June quarter take the number I gave you, add 18, and the rest of them add about 10 for the kind of capitalized maintenance steps that we have to go through.

Operator

David Bernstein, (inaudible).

David Bernstein Analyst

I just wanted to ask you the deepwater gulf rates is that — I’m not familiar, are you boats on contract or is that because of better improving spot rates?

Jeff Platt — Tidewater Inc. — EVP

Are deepwater vessels are all under contract.

David Bernstein Analyst

So the improvement, is that because some of the old boats rolled off? If they are under contract, why is the day rate going up?

Jeff Platt — Tidewater Inc. — EVP

Well, you see, we had one boat that was under a term contract, but we get operate it on the spot market. And it was an anchor handler, and that was actually — statistically moving the change, that was the majority of it.

David Bernstein Analyst

The boat that left the area, I am sorry, is that 230 size? Or what is the size of the boat that left?

Jeff Platt — Tidewater Inc. — EVP

It was a large anchor handler. The one that was causing the changes, that is the one that is moved internationally.

Operator

Daniel Burke, Johnson Rice.

Daniel Burke — Johnson Rice — Analyst

A question for you, Dean. One trend we have noticed in the global order book is that some players are putting on order higher and higher spec equipment. That has classically not been Tidewater’s focus, but is there any point where some of the specialty markets look interesting to you?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Yes. I don’t think we are going to bet the ranch on it, but if the right opportunities come along, we will do some of that. What we are seeing is that — one interesting phenomenon that we are seeing is that some of our customers are actually taking some of our deepwater equipment and modifying them themselves to suit their needs. They find that that is a much cheaper solution for them than going out and chartering something that was purpose built.

So I think — I don’t think we want to get into our eyeballs in that, but we will do some of it. When the opportunity is right — are right with the right customer, when we feel like we’re going to get the right term, and we’re not betting $100 million on one unit for a two year job. Because most of those specialty vessels, they are running $100 million a copy plus. In Tidewater’s history, at least, — in Tidewater’s history we found that that has not been the best place for our investment. But some other companies are betting big on that. There’s no question about it. But we’re not going to bet really large portions of our cash flow on that market. We will bet some, but not any significant amount.

Daniel Burke — Johnson Rice — Analyst

Thanks for that. Keith, I guess two questions. One, I wanted to refer back to the reported international tow supply rate, which showed pretty meaningful escalation sequentially. I guess my question would be, rates the last two quarters you have updated the current rate, and it has been the same as the reported quarterly average rate. In other words, in Q3 you reported 8,682. In late January it was 8,700. It seemed a dramatic jump for that number to go all the way up to 91. I guess I’m asking a question asked earlier, but nothing really to point to in terms of the dynamics going on there?

Keith Lousteau — Tidewater Inc. — EVP, CFO

No, I sat down with Joe a couple of days before the phone call, and we just kind of go through the fleet as it exists at that point in time. This is not the world most scientific calculation. It is just kind of based on everything we know at that point in time.

One of the things that we did have — not a highly unusual, but the January to March timeframe is a timeframe in which one of our bigger contracts has a repricing. It went into effect during that quarter. But that is an indication of what market rates are at that point in time. 9150 is the best we have for you right now.

A little bit of understanding in that our market intelligence, our internal intelligence, we spend obviously quite a bit of time on the newer, bigger boats where the bigger dollars are. The older ones and the smaller ones just tend to roll over from their old contract to the new contract, perhaps a little less publicity internally. But we do the best we can to come up with a current number. And if that is what happened last two quarters, then that is what happened. I have no explanation.

Daniel Burke — Johnson Rice — Analyst

That’s useful. Then one last real quick one. For clarity, Keith, I think I heard you mention earlier — I just wanted to confirm that the cost guidance for the June quarter was $131 million to $133 million? Did I hear you correctly?

Keith Lousteau — Tidewater Inc. — EVP, CFO

Yes.

Unidentified Company Representative

For vessel operating cost.

Keith Lousteau — Tidewater Inc. — EVP, CFO

For vessel operating cost.

Operator

(OPERATOR INSTRUCTIONS). Judson Bailey, Jefferies & Co.

Judson Bailey — Jefferies & Co. — Analyst

A follow-up to the CapEx question. Keith, you mentioned that some dry dock expense are going to capitalize for this year. Is that the $10 million a quarter you were referring to, or is that just a component of the $10 million? And could you break that out for us?

Keith Lousteau — Tidewater Inc. — EVP, CFO

That is most of it. That is pretty much all of it. We buy a few automobiles and a few other things, but that capitalized cost is generally it.

Steve Dick — Tidewater Inc. — EVP

We may do a modification, or something like that, but that is what we are referring to as our capitalized dry docking.

Judson Bailey — Jefferies & Co. — Analyst

That is about $40 million for this year?

Keith Lousteau — Tidewater Inc. — EVP, CFO

Yes. Which is a higher number, as our vessels — or the older vessels are getting older, our accounting policy is we’re able to capitalize these dry docks after their initial depreciable lives run out. In most cases it is 25 years. And we capitalize and depreciate and amortize those costs over thirty months, 2.5 years until the next dry dock is due.

Judson Bailey — Jefferies & Co. — Analyst

Is it too early to get a read for fiscal ‘09? Would that be roughly a similar number, do you think?

Keith Lousteau — Tidewater Inc. — EVP, CFO

I hope it goes up. I hope we still have the same oil boats working, making the kind of revenue they are making. And the cost to maintain them as they get older goes up a little bit. And the fact that the boats today that are 24 will be 25 next year and past their useful life. So one would anticipate that the number would go up a little bit next year based on the market as we view it today. And the drydock expense number theoretically would come down some.

Judson Bailey — Jefferies & Co. — Analyst

Also come real quickly on the Gulf of Mexico shallow water market, it is not a big market for you guys anymore. But is it your sense that rates there have stabilized somewhat as we head into the summer construction season, and have stopped coming down?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

It depends in what class, I would say. Jeff, why don’t you go ahead.

Jeff Platt — Tidewater Inc. — EVP

Even on the 180s actually we have seen a little bit of an uptick, and some of that is strengthening. But yes, the downward trend I think has definitely stopped.

Judson Bailey — Jefferies & Co. — Analyst

Thank you. Good quarter guys.

Operator

Ian Macpherson, Simmons & Co.

Ian Macpherson — Simmons & Co. — Analyst

Nice quarter. Keith, with the current average dayrates that you quoted for the four core segments of your fleet, are any of those necessarily not reflective of what we should model as a Q1 average, or are they all pretty indicative?

Keith Lousteau — Tidewater Inc. — EVP, CFO

Tough question. It is where I would start if I were modeling. And I would look at the recent trends towards those numbers increasing a little bit, a la the previous phone call here. It is still a strong market. You heard Jeff just say that even the domestic market has solidified a little bit from these average rates. And basically, except for the deepwater boats, we’re almost a 100% spot player in the domestic side. From what I heard here today, I would start with these numbers. And I think I would tend them up slightly.

Ian Macpherson — Simmons & Co. — Analyst

As we try to forecast your overall activity levels for the year, just to recap, I want to make sure I understand what you said for last year. With regard to your nonworking boats you scrapped 48 and sold 18. And then you unstacked 11 boats, and put seven boats into stack. So as we look at what is remaining of your older vintage boats, and where you see supply demand today, should we be factoring in any more significant attrition to those older vessels into our model for this year, or would a more realistic assumption —?

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

I’m going to let Jeff — we still have, what Joe, 42 to 44 vessels stacked around the world?

Jeff Platt — Tidewater Inc. — EVP

We have probably 45 stacked.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Would you anticipate a net gain into the fleet or a diminishment back the other way?

Jeff Platt — Tidewater Inc. — EVP

We would have a net gain back into the fleet. We’re looking at bringing some vessels out, and we’re evaluating it on a case-by-case basis. And there are some that are ongoing right now.

Ian Macpherson — Simmons & Co. — Analyst

I think that’s all I have. Thank you very much.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Did we answer your question?

Ian Macpherson — Simmons & Co. — Analyst

No, I was really just asking net gain or net attrition, so that —.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

I don’t know if you understood — net gain to the operating fleet, is that the way you understood it?

Unidentified Company Representative

Yes.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Yes, that’s what we meant.

Operator

There are no further questions.

Dean Taylor — Tidewater Inc. — Chairman, President, CEO

Thanks everyone for your interest in our Company. Thanks for your time. And best wishes to you all.

Operator

This concludes today’s conference call. You may now disconnect.

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